                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*




                                   INTUIT INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   461202-10-3
--------------------------------------------------------------------------------
                                 (CUSIP Number)





Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

                                  SCHEDULE 13G

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CUSIP NO. 461202-10-3                                         PAGE 2 OF 14 PAGES
--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           SCOTT D. COOK
--------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)  [ ]
    2                                                                (B)  [ ]


--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           USA

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
         NUMBER
           OF             ------------------------------------------------------
         SHARES              6      SHARED VOTING POWER  7,497,738
      BENEFICIALLY
         OWNED            ------------------------------------------------------
           BY                7      SOLE DISPOSITIVE POWER
          EACH
       REPORTING          ------------------------------------------------------
         PERSON              8      SHARED DISPOSITIVE POWER  7,497,738
          WITH
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           7,497,738

--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           16.15%

--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           IN


--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO. 461202-10-3                                         PAGE 3 OF 14 PAGES
--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           HELEN SIGNE OSTBY
--------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) [ ]
    2                                                                 (B) [ ]


--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           USA

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
         NUMBER
           OF             ------------------------------------------------------
         SHARES              6      SHARED VOTING POWER  7,497,738
      BENEFICIALLY
         OWNED            ------------------------------------------------------
           BY                7      SOLE DISPOSITIVE POWER
          EACH
       REPORTING          ------------------------------------------------------
         PERSON              8      SHARED DISPOSITIVE POWER  7,497,738
          WITH
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           7,497,738

--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           16.15%

--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           IN


--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO. 461202-10-3                                         PAGE 4 OF 14 PAGES
--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           THE SCOTT D. COOK & HELEN SIGNE OSTBY 1993 GRANTOR RETAINED ANNUITY TRUST UTA DTD 2/26/93 Scott D. Cook and Helen Signe Ostby, co-trustees
--------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)  [ ]
    2                                                                (B)  [ ]


--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           California

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
         NUMBER
           OF             ------------------------------------------------------
         SHARES              6      SHARED VOTING POWER  338,754 (voting power
      BENEFICIALLY                  shared by co-trustees)
         OWNED            ------------------------------------------------------
           BY                7      SOLE DISPOSITIVE POWER
          EACH
       REPORTING          ------------------------------------------------------
         PERSON              8      SHARED DISPOSITIVE POWER  338,754 (voting
          WITH                      power shared by co-trustees)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           338,754

--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           0.73%

--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           OO(Trust)


--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO. 461202-10-3                                         PAGE 5 OF 14 PAGES
--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           THE SCOTT D. COOK & HELEN SIGNE OSTBY 1993 FAMILY TRUST UTA DTD 12/30/93 Scott D. Cook and Helen Signe Ostby, co-trustees
--------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) [ ]
    2                                                                 (B) [ ]


--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           California

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
         NUMBER
           OF             ------------------------------------------------------
         SHARES              6      SHARED VOTING POWER  5,720,333 (voting power
      BENEFICIALLY                  shared by co-trustees)
         OWNED            ------------------------------------------------------
           BY                7      SOLE DISPOSITIVE POWER
          EACH
       REPORTING          ------------------------------------------------------
         PERSON              8      SHARED DISPOSITIVE POWER  5,720,333
          WITH                      (dispositive power shared by co-trustees)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           5,720,333

--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           12.32%

--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           OO(Trust)


--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO. 461202-10-3                                         PAGE 6 OF 14 PAGES
--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           THE SCOTT D. COOK & HELEN SIGNE OSTBY 1994 CHARITABLE TRUST UTA DTD 12/30/94 Scott D. Cook and Helen Signe Ostby, co-trustees
--------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)  [ ]
    2                                                                (B)  [ ]


--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           California

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
         NUMBER
           OF             ------------------------------------------------------
         SHARES              6      SHARED VOTING POWER  639,301 (voting power
      BENEFICIALLY                  shared by co-trustees)
         OWNED            ------------------------------------------------------
           BY                7      SOLE DISPOSITIVE POWER
          EACH
       REPORTING          ------------------------------------------------------
         PERSON              8      SHARED DISPOSITIVE POWER  639,301
          WITH                      (dispositive power shared by co-trustees)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           639,301

--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           1.38%

--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           OO(Trust)


--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO. 461202-10-3                                         PAGE 7 OF 14 PAGES
--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           THE SCOTT D. COOK & HELEN SIGNE OSTBY 1995 CHARITABLE TRUST UTA DTD 12/27/95 Scott D. Cook and Helen Signe Ostby, co-trustees
--------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) [ ]
    2                                                                 (B) [ ]


--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           California

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
         NUMBER
           OF             ------------------------------------------------------
         SHARES              6      SHARED VOTING POWER  399,350 (voting power
      BENEFICIALLY                  shared by co-trustees)
         OWNED            ------------------------------------------------------
           BY                7      SOLE DISPOSITIVE POWER
          EACH
       REPORTING          ------------------------------------------------------
         PERSON              8      SHARED DISPOSITIVE POWER  399,350
          WITH                      (dispositive power shared by co-trustees)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           399,350

--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           0.86%

--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           OO(Trust)


--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO. 461202-10-3                                         PAGE 8 OF 14 PAGES
--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           THE SCOTT D. COOK & HELEN SIGNE OSTBY 1996 CHARITABLE TRUST UTA DTD 12/24/96 Scott D. Cook and Helen Signe Ostby, co-trustees
--------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) [ ]
    2                                                                 (B) [ ]


--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
           California

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER
         NUMBER
           OF             ------------------------------------------------------
         SHARES              6      SHARED VOTING POWER  400,000 (voting power
      BENEFICIALLY                  shared by co-trustees)
         OWNED            ------------------------------------------------------
           BY                7      SOLE DISPOSITIVE POWER
          EACH
       REPORTING          ------------------------------------------------------
         PERSON              8      SHARED DISPOSITIVE POWER  400,000
          WITH                      (dispositive power shared by co-trustees)
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           400,000

--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           0.86%

--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
           OO(Trust)


--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO. 461202-10-3                                         PAGE 9 OF 14 PAGES
--------------------------------------------------------------------------------



ITEM 1.

           (a)       Name of Issuer:

                     Intuit Inc.

           (b)       Address of Issuer's Principal Executive Offices:

                     2535 Garcia Avenue
                     Mountain View, CA  94043

ITEM 2.

           (a)       Name of Person(s) Filing:

                     Scott D. Cook
                     Helen Signe Ostby
                     The Scott D. Cook & Helen Signe Ostby 1993 Grantor Retained Annuity Trust UTA DTD 2/26/93 (the "1993 GRAT")
                     The Scott D. Cook & Helen Signe Ostby 1993 Family Trust UTA DTD 12/30/93 (the "Family Trust")
                     The Scott D. Cook & Helen Signe Ostby 1994 Charitable Trust UTA DTD 12/30/94 (the "1994 Charitable Trust")
                     The Scott D. Cook & Helen Signe Ostby 1995 Charitable Trust UTA DTD 12/27/95 (the "1995 Charitable Trust")
                     The Scott D. Cook & Helen Signe Ostby 1996 Charitable Trust UTA DTD 12/24/96 the "1996 Charitable Trust")

           (b)       Address of Principal Business Office or, if None,
                     Residence:

                     For all filing persons: 386 Mountain Home Road, Woodside, California 94062

           (c)       Citizenship:

                     Scott D. Cook and Helen Signe Ostby are U.S. citizens. Each of the trusts identified in Item 2(a) is organized under the laws of the State of California.

           (d)       Title of Class of Securities:

                     Intuit Inc. Common Stock, $0.01 par value per share

           (e)       CUSIP No:

                     461202-10-3

ITEM 3.              Not applicable

                                  SCHEDULE 13G

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CUSIP NO. 461202-10-3                                        PAGE 10 OF 14 PAGES
--------------------------------------------------------------------------------

ITEM 4.              OWNERSHIP

           (a)       Amount Beneficially Owned:

                     As of December 31, 1996, the 1993 GRAT held 338,754 shares of Common Stock; the Family Trust held 5,720,333 shares of Common Stock; the 1994 Charitable Trust held 639,301 shares of Common Stock; the 1995 Charitable Trust held 399,350 shares of Common Stock; and the 1996 Charitable Trust held 400,000 shares of Common Stock. All shares of Common Stock held by the trusts (an aggregate of 7,497,738 shares) may be deemed to be beneficially owned by Scott D. Cook and Helen Signe Ostby as co-trustees of each trust.

           (b)       Percent of Class:

                     Scott D. Cook                           16.15%
                     Helen Signe Ostby                       16.15%
                     1993 GRAT                                0.73%
                     Family Trust:                           12.32%
                     1994 Charitable Trust                    1.38%
                     1995 Charitable Trust                    0.86%
                     1996 Charitable Trust                    0.86%

           (c)       Voting and dispositive power:

                     As co-trustees of the GRAT, the 1994 Charitable Trust, the 1995 Charitable Trust and the 1996 Charitable Trust, Mr. Cook and Ms. Ostby have shared voting and dispositive power with respect to the 1,777,405 shares of Common Stock held by such trusts. Mr. Cook and Ms. Ostby must act jointly to vote or dispose of these shares of Common Stock.

                     As co-trustees of the Family Trust, Mr. Cook and Ms. Ostby have shared voting and dispositive power with respect to the 5,720,333 shares of Common Stock held by such trust. Either Mr. Cook or Ms. Ostby, acting alone, may vote or dispose of these shares of Common Stock.

ITEM 5.              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                     Not applicable.

ITEM 6.              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON

                     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                     Not applicable.

                                  SCHEDULE 13G

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CUSIP NO. 461202-10-3                                        PAGE 11 OF 14 PAGES
--------------------------------------------------------------------------------

ITEM 8.              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                     Not applicable. However, the filing persons are making a joint filing pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended. See Exhibit 1, Agreement With Respect to Joint Filing of Schedule 13G.

ITEM 9.              NOTICE OF DISSOLUTION OF GROUP

                     Not applicable.

ITEM 10.             CERTIFICATION

                     Not applicable; Statement not filed pursuant to Rule 13d-1(b).

                                  SCHEDULE 13G

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CUSIP NO. 461202-10-3                                        PAGE 12 OF 14 PAGES
--------------------------------------------------------------------------------



                                    SIGNATURE

                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 13, 1997



/s/ Scott D. Cook
----------------------------------
Scott D. Cook

On behalf of the following filing persons:


Scott D. Cook
Helen Signe Ostby
The Scott D. Cook & Helen Signe Ostby 1993 Grantor Retained Annuity Trust UTA DTD 2/26/93
The Scott D. Cook & Helen Signe Ostby 1993 Family Trust UTA DTD 12/30/93
The Scott D. Cook & Helen Signe Ostby 1994 Charitable Trust UTA DTD 12/30/94 The Scott D. Cook & Helen Signe Ostby 1995 Charitable Trust UTA DTD 12/27/95 The Scott D. Cook & Helen Signe Ostby 1996 Charitable Trust UTA DTD 12/24/96

                                  SCHEDULE 13G

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CUSIP NO. 461202-10-3                                        PAGE 13 OF 14 PAGES
--------------------------------------------------------------------------------


                                    EXHIBIT 1

             AGREEMENT WITH RESPECT TO JOINT FILING OF SCHEDULE 13G


           The undersigned hereby agree that any statement on Schedule 13G to be filed with the Securities and Exchange Commission by any of the undersigned, including any amendments thereto, with respect to the securities of Intuit Inc. may be filed by any of the undersigned as a joint filing on behalf of all of the undersigned.


/s/ Scott D. Cook                                Dated:   4/13/97
----------------------------------                     -----------------------
SCOTT D. COOK


/s/ H.S. Ostby                                   Dated:  4/13/97
----------------------------------                     -----------------------
HELEN SIGNE OSTBY


THE SCOTT D. COOK & HELEN SIGNE OSTBY 1993 GRANTOR RETAINED ANNUITY TRUST UTA DTD 2/26/93

By:       /s/ Scott D. Cook                      Dated:  4/13/97
   -------------------------------                     -----------------------
        Scott D. Cook, Co-Trustee


By:       /s/ H.S. Ostby                         Dated:  4/13/97
   -------------------------------                     -----------------------
        Helen Signe Ostby, Co-Trustee


THE SCOTT D. COOK & HELEN SIGNE OSTBY 1993 FAMILY TRUST UTA DTD 12/30/93

By:       /s/ Scott D. Cook                      Dated:  4/13/97
   -------------------------------                     -----------------------
        Scott D. Cook, Co-Trustee


By:       /s/ H.S. Ostby                         Dated:  4/13/97
   -------------------------------                     -----------------------
        Helen Signe Ostby, Co-Trustee

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP NO. 461202-10-3                                        PAGE 13 OF 14 PAGES
--------------------------------------------------------------------------------




THE SCOTT D. COOK & HELEN SIGNE OSTBY 1994 CHARITABLE TRUST UTA DTD 12/30/94

By:       /s/ Scott D. Cook                      Dated:  4/13/97
   -------------------------------                     -----------------------
        Scott D. Cook, Co-Trustee


By:       /s/ H. S. Ostby                        Dated:  4/13/97
   -------------------------------                     -----------------------
        Helen Signe Ostby, Co-Trustee


THE SCOTT D. COOK & HELEN SIGNE OSTBY 1995 CHARITABLE TRUST UTA DTD 12/27/95

By:       /s/ Scott D. Cook                      Dated:  4/13/97
   -------------------------------                     -----------------------
        Scott D. Cook, Co-Trustee


By:       /s/ H. S. Ostby                        Dated:  4/13/97
   -------------------------------                     -----------------------
        Helen Signe Ostby, Co-Trustee


THE SCOTT D. COOK & HELEN SIGNE OSTBY 1996 CHARITABLE TRUST UTA DTD 12/24/96

By:       /s/ Scott D. Cook                      Dated:  4/13/97
   -------------------------------                     -----------------------
        Scott D. Cook, Co-Trustee


By:       /s/ H. S. Ostby                        Dated:  4/13/97
   -------------------------------                     -----------------------
        Helen Signe Ostby, Co-Trustee